SECURITIES AND EXCHANGE COMMISSION
                         Washington D.C. 20549

                              FORM 8-K

                           CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported): May 13, 1998

  HEWLETT-PACKARD COMPANY
  (Exact name of registrant as specified in its charter)

     Delaware                001-04423          94-1081436
 (State or other            (Commission        (IRS Employer
  Jurisdiction of           File Number)     Identification No.)
  Incorporation)

  3000 Hanover Street, Palo Alto, California           94304
  (Address of principal executive offices)          (Zip Code)

  Registrant's telephone number, including area code: (650) 857-1501

                             N/A
  ------------------------------------------------------------
  (Former name or former address, if changed since last report)

  Item 5. Other Events.

  1.   In a release dated May 13, 1998, Hewlett-Packard Company
  (NYSE:HWP) announced that its second fiscal quarter earnings would be below expectations. The news release is attached as Exhibit 99.1.

  2. In a release dated May 15, 1998 Hewlett-Packard Company (NYSE:HWP) announced its financial results for the period ended April 30, 1998, including an unaudited consolidated condensed balance sheet as of April 30, 1998 and an unaudited consolidated condensed statement of earnings for the period ended April 30, 1998. The news release is attached as Exhibit 99.2.

  Item. 7.     Financial Statements and Exhibits.

  Exhibit No.     Description

  99.1            News release dated May 13, 1998

  99.2            News release dated May 15, 1998.


                               SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        HEWLETT-PACKARD COMPANY



  Dated: May 20, 1998                   By: /s/ S.T. Jack Brigham III
                                            -------------------------
                                            S.T. Jack Brigham III
                                            Senior Vice President
                                            Corporate Affairs
                                            and General Counsel



                                                                Exhibit 99.1

              [Logo of Hewlett-Packard Company appears here]

  EDITORIAL CONTACTS:

  Steve Beitler
  (650) 857-2387
  steve_beitler@hp.com

  Rhea Feldman
  (650) 857-3989
  rhea_feldman@hp.com


                    HP COMMENTS ON SECOND-QUARTER PERFORMANCE

       PALO ALTO, Calif., May 13, 1998 - Hewlett-Packard Company (NYSE:
  HWP) today said that, based on preliminary results, earnings for the 1998 fiscal year's second quarter, which ended April 30, will be below expectations. Final results will be announced Friday, May 15, at 5:00 a.m. Pacific Daylight Time.

       "While we did achieve good revenue and order growth this quarter, we are disappointed that our early calculations show earnings per share coming in well short of expectations," said Lewis E. Platt, HP chairman, president and chief executive officer.

       The Company said that earnings are expected to be approximately 65 cents per share. The company earned 75 cents per share in the same period last year.

       HP said that the product mix, as well as pricing pressures in the PC business, were significant factors in the company's results. HP also said that economic weakness in Asia affected a number of its businesses
   -- particularly measurement systems, whose products typically have higher gross margins.

       The company noted that the quarter's expected earnings include the impact of previously announced printer-manufacturing consolidations in North America, effects associated with the acquisition of Heartstream, Inc. and certain other charges.

       "We're pleased that our customers continue to respond enthusiastically to our products," said Platt. "However, we clearly have more work to do to translate our strong growth into acceptable profitability."

  About HP
  --------

       Hewlett-Packard Company is a leading global provider of computing, Internet and intranet solutions, services, communications products and measurement solutions, all of which are recognized for excellence in quality and support. HP has 123,300 employees and had revenue of $42.9 billion in its 1997 fiscal year.


       Information about HP and its products can be found on the World Wide Web at http://www.hp.com.


       Current and historical financial information now is available at HP's Financial Online site on the World Wide Web. Address: http://hp.com/go/ financials.

                                  # # #

                                                                Exhibit 99.2


                [Hewlett-Packard Company Logo appears here]

  EDITORIAL CONTACTS:

  Steve Beitler
  (650) 857-2387
  steve_beitler@hp.com

  Rhea Feldman
  (650) 857-3989
  rhea_feldman@hp.com


            HP REVENUE UP 16 PERCENT; EARNINGS DECLINE 13 PERCENT

       PALO ALTO, Calif., May 15, 1998   Hewlett-Packard Company (NYSE:
  HWP) today reported a 16 percent increase in net revenue, a 12 percent increase in orders and a 13 percent decline in net earnings for the 1998 fiscal year's second quarter, which ended April 30.

        Net earnings this quarter were $685 million, compared with $784 million in the second quarter last year. Earnings per share (EPS) on a diluted basis(1) was 65 cents on approximately 1.08 billion shares of common stock and common-stock equivalents outstanding. This compares with diluted EPS of 75 cents on approximately 1.05 billion shares and equivalents in the second quarter last year.

        "While our solid revenue and order growth this quarter shows that we're addressing real customer needs, our earnings performance fell well short of expectations," said Lewis E. Platt, HP chairman, president and chief executive officer. "Profitability was down compared to the year-ago quarter because of pricing pressure in PCs, troubled Asian economies and our unacceptable operating-expense growth. While some of the factors are not unique to HP, we clearly need to improve our ability to translate our leadership position in many markets into equally strong results."

  Business Summary
  ----------------

       Net revenue for the quarter was $12.0 billion, compared with $10.3 billion in the year-ago quarter. Net revenue in the United States was $5.3 billion, an increase of 20 percent compared with a year ago, while revenue from outside the United States rose 14 percent to $6.7 billion. In Europe, revenue totaled $4.1 billion, an increase of 19 percent. In Asia Pacific, revenue grew 1 percent and was $1.9 billion. In Canada and Latin America, combined revenue grew 24 percent and was $700 million. Currency effects reduced the company's reported revenue growth of 16 percent by about 5 percentage points.

       Orders for the quarter were $11.6 billion, compared with $10.4 billion in the same period last year. Orders in the United States rose 16 percent compared with the year-ago quarter and were $5.3 billion. Orders from outside the United States increased 8 percent and were $6.3 billion.

  Computer Business
  -----------------

       Net revenue in the computer business increased 18 percent over last year's second quarter and totaled $10.0 billion. Orders in the computer business rose 16 percent over the same quarter last year and were $9.8 billion.

  Computing Platforms
  -------------------

       In the PC business, revenue growth was strong. Revenue for HP Pavilion home PCs more than doubled, and the company's palmtop PCs achieved robust growth, driven by demand for new Windows(R) CE-based products.

       Revenue and orders for HP Kayak PC Workstation products -- which are based on the Microsoft(R) Windows NT(R) operating system declined in comparison with a very strong year-ago quarter and, in part, in anticipation of new Pentium(R) II-based systems. Orders for UNIX(R) system workstations also were down.

       In the server business, HP NetServer systems achieved a solid order increase, driven by demand at the low end. These servers regained the No. 2 worldwide market-share position, according to IDC's preliminary estimates for the quarter ending March 31, 1998.

       For UNIX system servers, revenue growth was excellent, and order growth was good. Declines in base-system prices were more than offset by revenue from fully configured systems. There was excellent response to the company's new high-end system, the HP 9000 V2250 Enterprise Server. Midrange systems showed strong order growth in terms of units but declined in terms of dollars. Enterprise storage products achieved very good order growth this quarter.

  Hardcopy Products
  -----------------

       HP's laser printer business achieved excellent revenue growth, with strength across the product platform and in supplies. Growth was driven by strong acceptance of new products, including the HP LaserJet 3100 all-in-one product and the recently introduced HP LaserJet 8000 family of high-end printers. Revenue growth also was strong for HP Color LaserJet printers; the LaserJet 4000 printer; and the low-end, LaserJet 6L printer.

       The company's inkjet business posted strong overall revenue growth, with an excellent increase in demand for supplies. There was very favorable initial industry response to the HP 2000C Professional Series color printer, which features a breakthrough ink-delivery system. Market acceptance of the HP DeskJet 720 printer was excellent.

  Services and Software
  ---------------------

       Services and software achieved good overall revenue this quarter. Customer support and financing services grew well, with particular strength in multivendor support. New Internet software offerings are receiving strong customer acceptance, while demand for HP OpenView network- and system-management software remained excellent.

  Information Storage
  -------------------

       Revenue and order growth in information storage was outstanding. Orders more than tripled for the HP SureStore CD-Writer Plus drive. Demand also was brisk for high-end digital audio tape (DAT) products.

  Test and Measurement
  --------------------

       Revenue in test and measurement increased by 5 percent, while orders decreased 10 percent. The test-and-measurement business was hurt by economic conditions in Asia and their impact on capital investments by major customers. Bright spots in this business included consulting and services, oscilloscopes, as well as digital- and mixed-signal IC test equipment.

  Components, Medical and Chemical Analysis
  -----------------------------------------

       The components business posted a 16 percent revenue increase and 10 percent growth in orders. Revenue in medical products grew 9 percent, while orders declined by 1 percent. Chemical-analysis revenue increased 11 percent, and orders declined by 4 percent.

  Costs and Expenses
  ------------------

       Cost of goods sold this quarter was 68.3 percent of revenue, compared with 65.2 in the year-ago quarter and 66.3 percent in the first quarter of fiscal 1998. "The increase was driven by intensifying pricing pressures, a continuing shift to the low end in many product lines and restructuring charges for manufacturing consolidation," said Robert P. Wayman, HP executive vice president and chief financial officer. "Without restructuring charges, our ratio for cost of goods sold would have been 67.6 percent of revenue."

       Operating expenses rose 18 percent compared with the same quarter last year and were 24.5 percent of revenue. This compares with 24.1 percent in the second quarter of last year and 22.7 percent in the first quarter of fiscal 1998.

       "Expenses were affected by acquisitions and stock-price effects, as well as investments to support important product introductions," said Wayman. "Nonetheless, we're not where we need to be. Given the pressure on gross margin and slowing in some of our businesses, we will aggressively adjust our spending plans while we continue to execute existing expense-management programs, such as consolidations."

  Asset Management
  ----------------

       Return on assets for the quarter was 9.3 percent, compared with
  9.9 percent in the year-ago quarter and 9.6 percent in the prior quarter. The decline was due to lower net earnings and increased cash balances.

       Inventory was 14.5 percent of revenue, compared with 15.7 percent in the year-ago quarter and 16.0 percent in the first quarter of fiscal 1998.

       "Although return on assets declined this quarter, we are pleased with asset management overall," said Wayman. "We are making real progress on inventory. Our supply-chain efforts, particularly in PCs, have helped us achieve our lowest inventory-to-sales ratio in five years."

       As a percentage of net revenue, accounts receivable was 18.1 percent. This compares with 17.2 percent in the same quarter last year and 18.9 percent in the first quarter of fiscal 1998. Net property, plant and equipment was 13.9 percent of revenue, compared with 14.6 percent in the second quarter last year and 14.1 percent in the prior quarter. The company's strong performance on asset management was a key driver of excellent cash generation this quarter.

  Six-month Review
  ----------------

       For the six months ended April 30, net earnings declined 5 percent to $1.6 billion, compared with $1.7 billion in the first half of fiscal 1997. Net earnings per share was $1.51, a 7 percent decline compared with the $1.62 the company earned in last year's first half.

       Net revenue increased 16 percent over the first half of last year and totaled $23.9 billion. Net revenue in the United States was $10.6 billion, an increase of 21 percent over last year's first half, while net revenue from outside the United States rose 12 percent to $13.3 billion.

       Orders for the six-month period were $24.0 billion, an increase of 12 percent compared with the same period last year. U.S. orders were $10.7 billion, an increase of 21 percent, while orders from outside the United States grew 6 percent and totaled $13.3 billion.

  Business Outlook
  ----------------

       "While we're disappointed with this quarter's earnings, our solid revenue and order growth tells us that our strategies and product programs are on target," said Platt. "We're encouraged by revenue growth in UNIX system servers, very strong demand for our home PCs, and increased momentum in our printer and information-storage businesses.

       "However, the pricing and competitive environment remains very challenging, especially in PCs and printers. The situation in Asia is still difficult and uncertain. We must make significant improvements on operating-expense management and, at the same time, continue to sharpen our focus on customers and accelerate the pace of new-business creation. HP's people bring tremendous talent and energy to these challenges, which we intend to address head-on."

  About HP
  --------

       HP is the official information-technology hardware and maintenance supplier to the 1998 World Cup soccer tournament.

       Hewlett-Packard Company is a leading global provider of computing, Internet and intranet solutions, services, communications products and measurement solutions, all of which are recognized for excellence in quality and support. HP has 125,300 employees and had revenue of $42.9 billion in its 1997 fiscal year.

       Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

  This news release contains forward-looking statements, based on current expectations, that involve risks and uncertainties that could cause HP's results to differ materially. In addition to the factors discussed above, other risks include the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the other risks detailed from time to time in the company's Securities and Exchange Commission reports, including, but not limited to, the Annual Report on Form 10-K for the year ended Oct. 31, 1997, and the Quarterly Report on Form 10-Q for the quarter ended Jan. 31, 1998.

                                   # # #

  (1) The company has reported earnings per share on a diluted basis since fiscal 1994. The calculation of diluted earnings per share includes the effect of common-stock equivalents, such as stock options, while the calculation of basic earnings per share does not.

  Microsoft is a U.S. registered trademark of Microsoft Corp.

  Windows is a U.S. registered trademark of Microsoft Corp.

  Windows NT is a U.S. registered trademark of Microsoft Corp.

  Pentium is a U.S. registered trademark of Intel Corp.

  UNIX is a registered trademark of The Open Group.

                 HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
               CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
                              (Unaudited)

                 (In millions except per share amounts)

                                       Three months         Percent
                                       ended April 30       increase
                                     1998         1997      (decrease)
                                     ----         ----      ----------

  Net revenue:
    Products                       $ 10,338     $  8,833
    Services                          1,702        1,507
                                    -------      -------
            Total                    12,040       10,340        16


  Costs and expenses:
    Cost of products sold
      and services                    8,224        6,743
    Research and development            880          744
    Selling, general and
      administrative                  2,064        1,751
                                    -------      -------
            Total                    11,168        9,238        21


  Earnings from operations              872        1,102       (21)

  Interest income & other, net          134           69
  Interest expense                       59           51
                                    -------      -------
  Earnings before taxes                 947        1,120       (15)

  Provision for taxes                   262          336
                                    -------      -------
  Net earnings                      $   685      $   784       (13)

                                    =======      =======
  Net earnings per share:
    Basic (A)                       $   .66      $   .77       (14)
                                    =======      =======
    Diluted(A)                      $   .65          .75       (13)
                                    =======      =======

  Cash dividends declared per
    share                           $   .14     $    .12
                                    =======      =======
  Average shares used in
    computing basic net
    earnings per share                1,039        1,017
                                    =======      =======
  Average shares and equivalents
    used in computing diluted net
    earnings per share                1,078        1,046
                                    =======      =======
  Orders:
    United States                   $ 5,338     $  4,586        16
    International                     6,276        5,808         8
                                    -------      -------
            Total                   $11,614     $ 10,394        12
                                    =======      =======

      (A) The company has reported earnings per share on a diluted basis since fiscal 1994. The calculation of diluted earnings per share includes the effect of common-stock equivalents, such as stock options, while the calculation of basic earnings per share does not.

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
                                 (Unaudited)

                     (In millions except per share amounts)

                                        Six months         Percent
                                      ended April 30       increase
                                     1998        1997     (decrease)
                                     ----        ----     ----------

  Net revenue:
    Products                      $ 20,496    $ 17,658
    Services                         3,360       2,977
                                   -------     -------
            Total                   23,856      20,635        16

  Costs and expenses:
    Cost of products sold
      and services                  16,061      13,437
    Research and development         1,683       1,443
    Selling, general and
      administrative                 3,936       3,372
                                   -------     -------
            Total                   21,680      18,252        19

  Earnings from operations           2,176       2,383        (9)

  Interest income & other, net         224         145
  Interest expense                     126         105
                                   -------     -------
  Earnings before taxes              2,274       2,423        (6)

  Provision for taxes                  660         727
                                   -------     -------
  Net earnings                     $ 1,614     $ 1,696        (5)
                                   =======     =======
  Net earnings per share
    Basic(A)                       $  1.55     $  1.67        (7)
                                   =======     =======
    Diluted(A)                     $  1.51     $  1.62        (7)
                                   =======     =======
  Cash dividends declared per
    share                          $   .28     $   .24
                                   =======     =======
  Average shares used in
    computing basic net
    earnings per share               1,039       1,017
                                   =======     =======
  Average shares and equivalents
    used in computing diluted net
    earnings per share               1,077       1,047
                                   =======     =======
  Orders:
    United States                  $10,677     $ 8,801         21
    International                   13,328      12,567          6
                                   -------     -------
            Total                  $24,005     $21,368         12
                                   =======     =======


       (A) The company has reported earnings per share on a diluted basis since fiscal 1994. The calculation of diluted earnings per share includes the effect of common-stock equivalents, such as stock options, while the calculation of basic earnings per share does not.


  Hewlett-Packard Company, operating in a single industry segment, designs, manufactures and services products and systems for measurement, computation and communications. The table below provides supplemental information showing orders and net revenue by groupings of similar products and services.

                  HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
                    Orders and Net Revenue by Groupings
                      of Similar Products and Services
                               (Unaudited)

                              (In millions)

                                          Three months       Six months
  For the periods ended April 30         1998     1997      1998     1997
                                         ----     ----      ----     ----
  ORDERS *

  Computer products, service
   and support                          $ 9,785  $ 8,467   $19,977   $17,525

  Test and measurement products
   and services                             993    1,101     2,282     2,207

  Medical electronic equipment
   and service                              338      343       687       656

  Electronic components                     281      256       582       509

  Chemical analysis and service             217      227       477       471
                                        -------  -------   -------   -------
                 Total                  $11,614  $10,394   $24,005   $21,368
                                        =======  =======   =======   =======
  NET REVENUE *

  Computer products, service            $10,045  $ 8,491   $19,954   $17,077
   and support

  Test and measurement products
   and services                           1,123    1,068     2,197     2,025

  Medical electronic equipment
   and service                              352      322       706       643

  Electronic components                     267       21       520       445

  Chemical analysis and service             253      228       479       445
                                        -------  -------   -------   -------
                 Total                  $12,040  $10,340   $23,856   $20,635
                                        =======  =======   =======   =======

      * In fiscal 1998, the company's Integrated Systems Division was transferred from the computer products, service and support grouping to the test and measurement products and service grouping. Fiscal 1997 orders and net revenue have been restated to be consistent with the new presentation. The change did not affect the company's total orders or net revenue.

                   HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
                    CONSOLIDATED CONDENSED BALANCE SHEET

                       (In millions except par value)
                              (Unaudited)

                  ASSETS                       April 30     Oct. 31
                                                 1998         1997
                                                 ----         ----

   Current assets:
    Cash and cash equivalents                  $ 4,387     $ 3,072
    Short-term investments                         650       1,497
    Accounts and notes receivable                8,366       8,173
    Inventories                                  6,700       6,763
    Other current assets                         1,558       1,442
                                               -------     -------
      Total current assets                      21,661      20,947
                                               -------      -------

  Property, plant and equipment, net             6,396        6,312

  Long-term investments and other assets         4,730        4,490
                                               -------      -------
                                               $32,787      $31,749
                                               =======      =======

        LIABILITIES AND SHAREHOLDERS' EQUITY

  Current liabilities:
    Notes payable and short-term borrowing     $ 1,154      $ 1,226
    Accounts payable                             3,084        3,185
    Employee compensation and benefits           1,945        1,723
    Taxes on earnings                            1,796        1,515
    Deferred revenues                            1,325        1,152
    Other accrued liabilities                    2,540        2,418
                                               -------      -------
      Total current liabilities                 11,844       11,219
                                               -------      -------

  Long-term debt                                 2,448        3,158
                                               -------      -------
  Other liabilities                               1,276        1,217
                                               -------      -------
  Shareholders' equity:
    Common stock and capital in excess
      of $1 par value                            1,184        1,187
    Retained earnings                           16,035       14,968
                                               -------      -------
      Total shareholders' equity                17,219       16,155
                                               -------      -------
                                               $32,787      $31,749
                                               =======      =======

                                     #  #  #